Exhibit 99.2

Dreams Receives $6 Million from Premier Small Cap Growth Fund

Funds to fuel growth and expansion of web syndication portfolio

Plantation, FL: Dreams, Inc. (NYSE Amex: DRJ) the vertically integrated leader in the licensed sports products industry, announced that it has accepted $6 million dollars from a group led by the William Blair Small Cap Growth Fund under the terms filed in a prospectus supplement dated July 16, 2010 with the Securities and Exchange Commission.

Ross Tannenbaum, Dreams’ President & CEO stated, “with our team delivering so many exciting business opportunities to our environment it was important to continue to strengthen the balance sheet. This dynamic, coupled with the formidable brand of William Blair made this an easy decision.”

“The William Blair Small Cap Growth Fund is pleased to be a new shareholder in Dreams, Inc. We are very excited about the company’s growth prospects in both the FansEdge stores and their internet distribution and fulfillment platform. Ross Tannenbaum and his team have done an excellent job in creating a better shopping experience for the sports enthusiast,” declared Michael Balkin, Co-Portfolio Manager of the Fund.

Roth Capital Partners and Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) acted as financial advisors to Dreams on this transaction.

DREAMS, INC. trades under the ticker symbol: NYSE Amex: DRJ

www.dreamscorp.com

Dreams, Inc. Investor Relations Contact Info:

David M. Greene, Senior Vice-President

Phone: 954-377-0002

Fax: 954-475-8785

dgreene@dreamscorp.com

Public Relations for Dreams, Inc.:

Boardroom Communications

Jennifer Clarin and/or Caren Berg

Phone: (954) 370-8999, Fax: (954) 370-8892

Email: jclarin@boardroompr.com

Statements contained in this press release, which are not historical facts, are forward looking statements. The forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are indicated by words or phrases such as “anticipates,” “projects,” “management believes,” “Dreams believes,” “intends,” “expects,” and similar words or phrases. Such factors include, among others, the following: competition; seasonality; success of operating initiatives; new product development and introduction schedules; acceptance of new product offerings; franchise sales; advertising and promotional efforts; adverse publicity; expansion of the franchise chain; availability, locations and terms of sites for franchise development; changes in business strategy or development plans; availability and terms of capital including the continuing availability of our credit facility with Comerica Bank or a similar facility with another financial institution; labor and employee benefit costs; changes in government regulations; and other factors particular to the Company.